Exhibit 10.1

March 5, 2014

Capitol Acquisition Corp. II

509 7th Street, N.W.

Washington, D.C. 20004

This letter is to confirm the undersigned's commitment that, through December 2014, if funds are needed by Capitol Acquisition Corp. II (the "Company") and upon request by the Company, the undersigned will provide loans of up to an aggregate of $615,000 to the Company, with each of the undersigned's loan amount being in proportion to his warrant ownership interest in the Company. Each of the undersigned understands that if the Company does not consummate a business combination (as described in the Company's final prospectus, dated May 10, 2013), all amounts loaned to the Company hereunder will be forgiven except to the extent that the Company has funds available to it outside of its trust account established in connection with the Company's initial public offering.

/s/ Mark D. Ein

Mark D. Ein

/s/ L. Dyson Dryden

L. Dyson Dryden